Schedule 13D                                                        Page 1 of 13

--------------------------------------------------------------------------------

SEC 1746  Potential persons who are to respond to the collection of information
(11-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------


                                                    ----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
                                                     OMB Number: 3235-0145
                                                    ----------------------------
                                                     Expires: December 31, 2005
                                                    ----------------------------
                                                     Estimated average burden
                                                     hours per response. . . 11
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                              CLICK COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 COMMON STOCK WITH PAR VALUE OF $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   18681D-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  DEVEN PAREKH
                       INSIGHT VENTURE ASSOCIATES III, LLC
                                680 FIFTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                NOVEMBER 12, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D                                                        Page 2 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1. Names of Reporting Persons. I.R.S. Identification Nos. of
      above persons (entities only).
      Insight Venture Associates III, LLC..............................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See
      Instructions)
      (a)..............................................................
      (b) X............................................................
--------------------------------------------------------------------------------

   3. SEC Use Only.....................................................
--------------------------------------------------------------------------------

   4. Source of Funds (See Instructions)  WC...........................
--------------------------------------------------------------------------------

   5. Check if Disclosure of Legal Proceedings Is Required
      Pursuant to Items 2(d) or 2(e)...................................
--------------------------------------------------------------------------------

   6. Citizenship or Place of Organization:   Insight Venture
      Associates III, LLC is organized under the laws of  the
      State of Delaware................................................
--------------------------------------------------------------------------------

                 7. Sole Voting Power  0...............................
Number of     ------------------------------------------------------------------
Shares
Beneficially     8. Shared Voting Power   347,945......................
Owned by      ------------------------------------------------------------------
Each
Reporting        9. Sole Dispositive Power 0...........................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 347,945...................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  347,945
---------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)...............................................
--------------------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11)  3.6%.........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           OO..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 3 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

  1. Names of Reporting Persons. I.R.S. Identification Nos. of
     above persons (entities only).
     Insight Capital Partners III, L.P.................................
--------------------------------------------------------------------------------

  2. Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)...............................................................
     (b) X.............................................................
--------------------------------------------------------------------------------

  3. SEC Use Only......................................................
--------------------------------------------------------------------------------

  4. Source of Funds (See Instructions)  WC............................
--------------------------------------------------------------------------------

  5. Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)....................................
--------------------------------------------------------------------------------

  6. Citizenship or Place of Organization:   Insight Capital
     Partners III, L.P. is organized under the laws of  the
     State of Delaware.................................................
--------------------------------------------------------------------------------

                7. Sole Voting Power  244,521..........................
Number of     ------------------------------------------------------------------
Shares
Beneficially    8. Shared Voting Power   0.............................
Owned by      ------------------------------------------------------------------
Each
Reporting       9. Sole Dispositive Power 244,521......................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 0.........................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  244,521
--------------------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
  (See Instructions)...................................................
-----------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11)  2.5%.........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           PN..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 4 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of
      above persons (entities only).
      Insight Capital Partners III-Co-Investors, L.P...................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See
      Instructions)
      (a)..............................................................
      (b) X............................................................
--------------------------------------------------------------------------------

   3. SEC Use Only.....................................................
--------------------------------------------------------------------------------

   4. Source of Funds (See Instructions)  WC...........................
--------------------------------------------------------------------------------

   5. Check if Disclosure of Legal Proceedings Is Required
      Pursuant to Items 2(d) or 2(e)...................................
--------------------------------------------------------------------------------

   6. Citizenship or Place of Organization:   Insight Capital
      Partners III- Co-Investors, L.P. is organized under the
      laws of  the State of Delaware...................................
--------------------------------------------------------------------------------

                7. Sole Voting Power  42,855...........................
Number of     ------------------------------------------------------------------
Shares
Beneficially    8. Shared Voting Power   0.............................
Owned by      ------------------------------------------------------------------
Each
Reporting       9. Sole Dispositive Power 42,855.......................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 0.........................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  42,855
--------------------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)...............................................
--------------------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11)  0.4%.........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           PN..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 5 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

  1. Names of Reporting Persons. I.R.S. Identification Nos. of
     above persons (entities only).
     Insight Capital Partners (Cayman) III, L.P........................
--------------------------------------------------------------------------------

  2. Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)...............................................................
     (b) X.............................................................
--------------------------------------------------------------------------------

  3. SEC Use Only......................................................
--------------------------------------------------------------------------------

  4. Source of Funds (See Instructions)  WC............................
--------------------------------------------------------------------------------

  5. Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)....................................
--------------------------------------------------------------------------------

  6. Citizenship or Place of Organization:   Insight Capital
     Partners (Cayman) III, L.P. is organized under the laws of the Cayman Islands................................................
--------------------------------------------------------------------------------

                 7. Sole Voting Power  60,569..........................
Number of     ------------------------------------------------------------------
Shares
Beneficially     8. Shared Voting Power   0............................
Owned by      ------------------------------------------------------------------
Each
Reporting        9. Sole Dispositive Power 60,569......................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 0.........................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  60,569
--------------------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)...............................................
--------------------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11) 0.6%..........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           PN..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 6 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

  1. Names of Reporting Persons. I.R.S. Identification Nos. of
     above persons (entities only).
     Jeffrey Horing....................................................
--------------------------------------------------------------------------------

  2. Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)...............................................................
     (b) X.............................................................
--------------------------------------------------------------------------------

  3. SEC Use Only......................................................
--------------------------------------------------------------------------------

  4. Source of Funds (See Instructions)  PF............................
--------------------------------------------------------------------------------

  5. Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)....................................
--------------------------------------------------------------------------------

  6. Citizenship or Place of Organization:   USA.......................
--------------------------------------------------------------------------------

                 7. Sole Voting Power  15,805..........................
Number of     ------------------------------------------------------------------
Shares
Beneficially     8. Shared Voting Power 347,945........................
Owned by      ------------------------------------------------------------------
Each
Reporting        9. Sole Dispositive Power 15,805......................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 347,945...................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  363,750
--------------------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)...............................................
--------------------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11)  3.7%.........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           IN..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 7 of 13

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

  1. Names of Reporting Persons. I.R.S. Identification Nos. of
     above persons (entities only).
     Jerry Murdock.....................................................
--------------------------------------------------------------------------------

  2. Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)...............................................................
     (b) X.............................................................
--------------------------------------------------------------------------------

  3. SEC Use Only......................................................
--------------------------------------------------------------------------------

  4. Source of Funds (See Instructions)  PF............................
--------------------------------------------------------------------------------

  5. Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)....................................
--------------------------------------------------------------------------------

  6. Citizenship or Place of Organization:   USA.......................
--------------------------------------------------------------------------------

                 7. Sole Voting Power  52,693..........................
Number of     ------------------------------------------------------------------
Shares
Beneficially     8. Shared Voting Power 347,945........................
Owned by      ------------------------------------------------------------------
Each
Reporting        9. Sole Dispositive Power 52,693......................
Person With   ------------------------------------------------------------------

                10. Shared Dispositive Power 347,945...................
--------------------------------------------------------------------------------

  11. Aggregate Amount Beneficially Owned by Each Reporting Person  400,638
--------------------------------------------------------------------------------

  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
  (See Instructions)...................................................
--------------------------------------------------------------------------------

  13. Percent of Class Represented by Amount in Row (11)  4.1%.........
--------------------------------------------------------------------------------

  14. Type of Reporting Person (See Instructions)

           IN..........................................................

           ............................................................

           ............................................................
================================================================================

Schedule 13D                                                        Page 8 of 13


        PRELIMINARY NOTE:

        This Amendment No. 6 to Schedule 13D is being filed to report the disposition of beneficial ownership of shares of common stock (the "Common Stock"), of Click Commerce, Inc., a Delaware corporation (the "Issuer"), by Insight Capital Partners III, L.P, Insight Capital Partners III-Co-Investors, L.P. and Insight Capital Partners III (Cayman), L.P. (collectively, the "Insight Funds"). This Amendment No. 6 supplements and amends the Amendment No. 5 to
Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") relating to the Common Stock on February 19, 2004, Amendment No. 4 to Schedule 13D originally filed with the Commission relating to the Common Stock on February 5, 2004, the Amendment No. 3 to Schedule 13D originally filed with the Commission relating to the Common Stock on December 23, 2003, Amendment No. 2 to Schedule 13D originally filed with the relating to the Common Stock on May 6, 2003, the Amendment No. 1 to Schedule 13D originally filed with the Commission on April 15, 2003 (the "Amendment No. 1") and the Schedule 13D originally filed with the Commission relating to the Common Stock on March 6, 2003 (the "Original Filing"). Only those items that are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing or the Amendment No. 1, unless otherwise indicated herein.

Item 5. Interest In Securities of the Issuer

        Item 5 has been amended and restated to read as follows:

        Based on 9,730,010 shares of Common Stock as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2004:

    (a)

        (i) Amount beneficially owned

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                  347,945
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                   244,521
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.       42,855
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.           60,569
            -------------------------------------------------------------
            Jeffrey Horing                                       363,750
            -------------------------------------------------------------
            Jerry Murdock                                        400,638
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                    416,443
                                                                 -------
            -------------------------------------------------------------

      (ii)  Percent of Class

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                     3.6%
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                      2.5%
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.         0.4%
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.             0.6%
            -------------------------------------------------------------
            Jeffrey Horing                                          3.7%
            -------------------------------------------------------------
            Jerry Murdock                                           4.1%
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                       4.3%
                                                                    ----
            -------------------------------------------------------------

Schedule 13D                                                        Page 9 of 13


   (b) Number of Shares as to which the person has:

      (i)   Sole power to vote or to direct the vote

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                        0
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                   244,521
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.       42,855
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.           60,569
            -------------------------------------------------------------
            Jeffrey Horing                                        15,805
            -------------------------------------------------------------
            Jerry Murdock                                         52,693
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                    416,443
                                                                 -------
            -------------------------------------------------------------

      (ii)  Shared power to vote or direct the vote

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                  347,945
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                         0
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.            0
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.                0
            -------------------------------------------------------------
            Jeffrey Horing                                       347,945
            -------------------------------------------------------------
            Jerry Murdock                                        347,945
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                    347,945
                                                                 -------
            -------------------------------------------------------------

     (iii)  Sole power to dispose or direct the disposition of

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                        0
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                   244,521
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.       42,855
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.           60,569
            -------------------------------------------------------------
            Jeffrey Horing                                        15,805
            -------------------------------------------------------------
            Jerry Murdock                                         52,693
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                    416,443
                                                                 -------
            -------------------------------------------------------------


      (iv)  Shared power to dispose or direct the disposition of

            -------------------------------------------------------------
            Insight Venture Associates III, LLC                  347,945
            -------------------------------------------------------------
            Insight Capital Partners III, L.P.                         0
            -------------------------------------------------------------
            Insight Capital Partners III Co-Investors, L.P.            0
            -------------------------------------------------------------
            Insight Capital Partners (Cayman) III, L.P.                0
            -------------------------------------------------------------
            Jeffrey Horing                                       347,945
            -------------------------------------------------------------
            Jerry Murdock                                        347,945
            -------------------------------------------------------------

            -------------------------------------------------------------
            Aggregate as of November 16, 2004                    347,945
                                                                 -------
            -------------------------------------------------------------

    (c) The following is a list of transactions in the Common Stock that were effected during the past 60 days or since the most recent filing of Schedule 13D, whichever is less, by the persons named in response to Item 5(a), above:

-----------------------------------------------------------------------------
                                Type of Transaction              PRICE PER
NAME       TRANSACTION DATE       (PURCHASE/SALE)      SHARES      SHARE
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

    (d) To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer.

Schedule 13D                                                       Page 10 of 13


    (e) As of November 16, 2004, the reporting persons ceased to be the beneficial owner of five percent or more of the common stock of the Issuer and shall cease to be a reporting person pursuant to this Schedule 13D as of the effective date of this Amendment No. 6.

Item 7. Material to Be Filed as Exhibits

        Item 7 is hereby amended by adding the following exhibit:

        Exhibit 99.1: Joint Filing Agreement Confirmation.

Schedule 13D                                                       Page 11 of 13


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT VENTURE ASSOCIATES III, LLC

November 15, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III, L.P.

November 15, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III CO-INVESTORS, L.P.

November 15, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

November 15, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Schedule 13D                                                       Page 12 of 13


Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

JEFFREY HORING

November 15, 2004
--------------------------------------------------------------------------------
Date

*
--------------------------------------------------------------------------------
Signature

Jeffrey Horing
--------------------------------------------------------------------------------
Name/Title

JERRY MURDOCK

November 15, 2004
--------------------------------------------------------------------------------
Date

*
--------------------------------------------------------------------------------
Signature

Jerry Murdock
--------------------------------------------------------------------------------
Name/Title

*BY:   /s/ Deven Parekh
       ---------------------------------------
       Deven Parekh

       * ATTORNEY-IN-FACT